                                   Exhibit 2



                         Dated as of 19th November, 1999



                                KPN TELECOM B.V.

                                       AND

                           EUROWEB INTERNATIONAL CORP.





                       __________________________________


                              AMENDED AND RESTATED
                                OPTION AGREEMENT
                                   RELATING TO
              SHARES OF COMMON STOCK OF EUROWEB INTERNATIONAL CORP.

                       __________________________________


                          Signed on 19th November, 1999
                 and amended and restated on 13th December, 1999











                                  ALLEN & OVERY

                                    CONTENTS


CLAUSES                               PAGE
1.    Interpretation                     1
2.    Grant of the KPN Options           2
3.    The Option Price                   3
4.    Exercise of the KPN Options        3
5.    Conditions Precedent               3
6.    Completion                         4
7.    Adjustments                        4
8.    Certification                      4
9.    Specific Performance               4
10.   Warranties                         5
11.   Notices                            5
12.   Announcements                      6
13.   Further assurances                 6
14.   General                            6
16.   Governing law and jurisdiction     6

SCHEDULES

1.   Form of Exercise Notice             8
2.   Form of Rejection Notice            9
3    Details of Options and Warrants    10

                                                                    Exhibit 2


THIS AMENDED AND RESTATED OPTION AGREEMENT is dated as of 19th November, 1999
BETWEEN:

(1) EUROWEB INTERNATIONAL CORP., a Delaware corporation whose principal place of business is at 445 Park Avenue, 15th Floor, New York, NY 10022 (the "COMPANY"); and

(2) KPN TELECOM B.V., a Netherlands limited liability company incorporated in the Netherlands whose registered office is at Maanplein 5, The Hague, The Netherlands (the "SUBSCRIBER").

RECITALS:

(A) The Company has granted various options and warrants to third parties, each as described in Schedule 3, in respect of shares of common stock of the Company.

(B) The Company wishes to grant to the Subscriber Options which mirror the Third Party Options on the terms and subject to the conditions of this agreement so that the Subscriber may maintain its 51 per cent. stake in the Company, as more fully set out in the Subscription Agreement (the "SUBSCRIPTION AGREEMENT") of today's date between the Company, the Subscriber, Frank Cohen and Csaba Toro as directors.

(C) The parties have amended and restated the option agreement executed by the parties on 19th November, 1999 to correct certain inaccuracies in
     Schedule 3 thereto. This amended and restated agreement, including the correct Schedule 3, sets out the agreement between the parties as of 19th November.

IT IS AGREED as follows:

1.   INTERPRETATION

(1)  In this agreement:

     "ADJUSTMENT" means an adjustment to the Shares and/or the Option Price in accordance with clause 7;

     "BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks are generally open in New York for normal business;

     "COMPANY" includes any other issuer of any securities which for the time being form part of the Shares as a result of any Adjustment;

     "COMPLETION DATE" means the date for completion of the issue and subscription of the Third Party Option Shares and the Shares in accordance with clause 6(1);

     "CORRESPONDING OPTION" means each KPN Option set out in column 4 of
     Schedule 3 which corresponds to the Third Party Option set out next to such KPN Option in columns 2 and 3 of Schedule 3;

     "EXERCISE DATE" means the date on which a Third Party Option Holder notifies the Company that it wishes to exercise its Third Party Option;

     "EXERCISE NOTICE" means a notice substantially in the form of Schedule 1;

     "KPN OPTION" means each call option specified in columns 1 and 4 of
     Schedule 3 granted by the Company to the Subscriber under clause 2;

     "OPTION PRICE" means the price per Share referred to in clause 3;

     "REJECTION NOTICE" means a notice substantially in the form of Schedule
     2;

     "REORGANISATION" means every issue by way of capitalisation of profits or reserves and every issue by way of rights and every consolidation or sub-division or reduction of capital or capital distribution or other reconstruction or adjustment relating to the equity share capital of the Company and any amalgamation or reconstruction affecting the equity share capital of the Company;

     "SHARES" means, with respect to any KPN Option, the number of shares of ordinary common stock of the Company specified in column 3 of Schedule 3 and includes such other securities as are for the time being subject to an KPN Option as a result of any Adjustment;

     "THIRD PARTY OPTION" means each third party option or warrant specified in column 2 and 3 of Schedule 3;

     "THIRD PARTY OPTION HOLDER" means each third party specified in column 2 of Schedule 3 as holding the Third Party Option; and

     "THIRD PARTY OPTION SHARES" means, with respect to any Third Party Option, the number of shares of ordinary common stock which the Company must issue to a Third Party Option Holder upon exercise of such Third Party Option specified in column 3 of Schedule 3.

(2)  In this agreement:

     (a) references to a person include a body corporate and an unincorporated association of persons;

     (b) references to a natural person include his estate and personal representatives; and

     (c) subject to clause 14(2) below, references to a party to this agreement include references to the successors or assigns (immediate or otherwise) of that party.

(3)  Subclauses (1) and (2) above apply unless the contrary intention appears.

(4)  The headings in this agreement do not affect its interpretation.

2.   GRANT OF THE KPN OPTIONS

     In consideration of the Subscriber subscribing 51 per cent. of the outstanding share capital of the Company under the Subscription Agreement, the Company grants to the Subscriber each KPN Option to subscribe the Shares at the Option Price on the terms and subject to the conditions of this agreement.

3.   THE OPTION PRICE

     The price payable by the Subscriber for the Shares shall be the sum of $1.38 per share, subject to any Adjustment.

4.   EXERCISE OF THE KPN OPTIONS

(1) Within 1 Business Day of a Third Party Option Holder exercising its Third Party Option, the Company shall serve an Exercise Notice on the Company notifying the Subscriber that the Third Party Option Holder has exercised the Third Party Option, referring to it by the number given to it in
     Schedule 3 and describing the Corresponding Option as set out in Schedule
     3.

(2) The Subscriber shall be deemed to have exercised the Corresponding Option subject of the Exercise Notice if it does not serve a Rejection Notice on the Company within 2 Business Days of receiving an Exercise Notice under subclause (1).

(3) A Corresponding Option may only be exercised in respect of all (and not some only) of the Shares, unless the Third Party Option has been exercised in part only, in which case the Exercise Notice shall specify that the Corresponding Option may be exercised in part only, in respect of Shares amounting to 100% of the number of Third Party Option Shares which were the subject of the corresponding Third Party Option which was exercised. In case of such part exercise, the Subscriber shall be deemed to have exercised the Corresponding Option in part, as described in this clause, if it does not serve a Rejection Notice on the Company within 2 Business Days of receiving an Exercise Notice under subclause (1).

(4) Exercise of a Corresponding Option shall oblige the Company to issue and the Subscriber to subscribe the Shares.

(5) The Shares shall be issued free from all liens, charges, equities and encumbrances and together with all rights attached to the Shares at the date of service of the Exercise Notice.

(6) If a Third Party Option is not duly exercised within the relevant period specified in such Third Party Option, the Corresponding Option shall cease to be exercisable and shall lapse.

(7) Notwithstanding the foregoing, in the event the Company delivers an Exercise Notice in respect of less than 500,000 Third Party Option Shares in aggregate, the Subscriber may, within 2 Business Days of receiving the Exercise Notice, notify the Company that it wishes to exercise the Corresponding Option but wishes to delay the Completion Date until at least 500,000 Third Party Option Shares in aggregate have become the subject of this and future Exercise Notices. In such case, the Subscriber shall be deemed to have exercised the Corresponding Option in respect of all of the subject Shares whose subscription is so delayed, and shall complete the subscription of the subject Shares in accordance with clause 6.

5.   CONDITIONS PRECEDENT

     The exercise of each Corresponding Option shall be conditional on (i) Closing (as defined in the Subscription Agreement) under the Subscription Agreement and (ii) exercise of the related Third Party Option.

6.   COMPLETION

(1) Completion of any issue and subscription of the Shares following the exercise of a Corresponding Option shall take place simultaneously with the scheduled completion for the Third Party Option as set out in the Exercise Notice or, if the outcome of any Adjustment is not known at that time, the third Business Day after the outcome has been ascertained.

(2)  At that time the Company shall procure the delivery to the Subscriber of:

     (a)  the share certificate(s) representing the Shares; and

     (b) such other documents as may be necessary to enable the Subscriber or its nominee(s) to obtain good title to the Shares.

(3) Against delivery of the documents referred to in subclause (2) above, the Subscriber shall pay in full for the Shares in immediately available funds.

(4) If for any reason the provisions of subclause (2) are not fully complied with the Subscriber shall be entitled (in addition and without any prejudice to all other rights or remedies available to it) to elect to rescind this agreement or to fix a new Completion Date.

7.   ADJUSTMENTS

     If any Reorganisation takes place after the date of this agreement but on or before the Exercise Date, all shares, stock and other securities (if any) which become owned by the Company or to which it may be entitled as a result of the Reorganisation shall be subject to the KPN Option and/or the Option Price shall be adjusted appropriately to take account of any such Reorganisation.

8.   CERTIFICATION

     On 15th January of each year, the secretary of the Company shall deliver to the Subscriber a certificate (the "SECRETARY'S CERTIFICATE") setting out, with respect to the previous 12 months:

     (a) the number of Third Party Option Shares issued to Third Party Option Holders;

     (b) the number of Shares issued to the Subscriber as a result of the exercise of KPN Options;

     (c) the number of shares of common stock of the Company outstanding as of the date of the Secretary's Certificate; and

     (d) the percentage of shares in the Company owned by the Subscriber as of the date of the Secretary's Certificate as shown in the Company's records.

9.   SPECIFIC PERFORMANCE

     It being the intention of the parties that the Subscriber maintain its holding of 51 per cent. of the outstanding share capital of the Company, and it being acknowledged by each of the parties that the Subscriber may suffer irreparable harm in the event the Company fails to notify the Subscriber of the exercise of a Third Party Option, the parties agree that the Subscriber will be entitled to equitable relief, including specific performance, in the event the Company breaches any of its obligations under this agreement.

10.  WARRANTIES

     The Company represents, warrants and undertakes to the Subscriber that:

     (a) other than under the Third Party Options no person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date, whether contingently or not, and there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by the Company or any of its subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the Company's share capital.

     (b) the Company has the requisite power and authority to enter into and perform this agreement;

     (c) this agreement has been duly authorised and executed by, and constitutes a binding obligation on, the Company;

     (d) compliance with the terms of this agreement does not and will not conflict with or constitute a default under any provision of:

          (i)   any agreement or instrument to which the Company is a party; or

          (ii)  the Company's certificate of incorporation or by-laws; or

          (iii) any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Company is bound;

     (e) no further consent, approval or authorisation of any governmental agency or other person is required by it for the entry into and the performance of its obligations under this agreement; and

     (f) the Company has the right to issue the full legal and beneficial interest in the Shares free from any lien, charge, equity or encumbrance and all the Shares are fully paid or credited as fully paid.

11.  NOTICES

     Any notice or other document to be served under this agreement may be delivered or sent by facsimile process to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this clause.

     Any notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day after the date of despatch.

     In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the facsimile message was properly addressed and despatched as the case may be.

12.  ANNOUNCEMENTS

     Neither party shall make or permit any person connected with it to make any announcement concerning this agreement or any ancillary matter except as required by law or any competent regulatory body or with the written approval of the other parties, such approval not to be unreasonably withheld or delayed.

13.  FURTHER ASSURANCES

     The Company will, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Subscriber may from time to time after the relevant Completion Date require in order to vest any of the Shares in the Subscriber or as otherwise may be necessary to give full effect to this agreement.

14.  GENERAL

(1) Each obligation, representation and warranty on the part of each party under this agreement (except any obligation fully performed) shall continue in force after the Completion Date.

(2) None of the rights or obligations under this agreement may be assigned or transferred by one party without the written consent of the other party.

(3) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by in this agreement and supersede all previous agreements between the parties relating to those transactions.

(4) In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this subclause shall limit or exclude any liability for fraud.

(5) This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

(6) Each party shall bear its own costs and expenses incidental to the negotiation, preparation and completion of this agreement and the Subscriber shall be solely liable for payment of any stamp duty or stamp duty reserve tax in respect of any transfer of the Shares.

16.  GOVERNING LAW AND JURISDICTION

     This agreement is governed by and shall be construed in accordance with the law of the State of New York. The Subscriber submits to the jurisdiction of the New York courts for all purposes relating to this agreement.

AS WITNESS the hands of the duly authorised representatives of the parties on the date which appears first on page 1.

                                  SCHEDULE 1

                             FORM OF EXERCISE NOTICE


To: [The Subscriber]



Dear Sirs,

We refer to the Option Agreement dated [           ] between you and us and to
the KPN Option granted by us to you under that agreement.

We hereby give notice under clause 3 of the Option Agreement that [specify Third Party Option Holder] has exercised [specify Third Party Option] in respect of [specify Third Party Option Shares]. In the event you do not respond within 2 Business Days of receiving this notice by delivering to us a Rejection Notice, you shall be deemed to have exercised the following Corresponding Option:

[Specify terms of KPN Option]

By not responding to this notice, you agree to deliver $o to us in immediately available funds on the Completion Date, which shall be o.

Yours faithfully,




For and on behalf of
[The Company]

                                   SCHEDULE 2

                            FORM OF REJECTION NOTICE


To: [The Company]

Dear Sirs,

We, [the Subscriber], refer to the Option Agreement dated [           ] and
between you and us and to the KPN Option granted by you to us under that agreement.

We refer to the Exercise Notice dated o which you delivered to us and notify you that we do not exercise our Corresponding Option to subscribe the subject Shares.

Yours faithfully,




For and on behalf of
[The Subscriber]

                                   SCHEDULE 3

                         DETAILS OF OPTIONS AND WARRANTS

                               OPTIONS OUTSTANDING


OPTION HOLDER                  NUMBER OF OPTIONS
Richard Koza and Lucie Kozova             50,000
Imre M. Kovats                            25,000
Frank Cohen                              515,000
Robert Genova                            500,000
Csaba Toro                               465,000
Peter Klenner                            100,000
Laszlo Josa                               10,000
Kriszine Holla                            10,000
John B. Ryan                               5,000
Donald K. Roberton                       100,000
Richard G. Maresca                       100,000
Radio Telephony                           50,000
TOTAL                                  1,930,000
-----                          -----------------

                            WARRANTS OUTSTANDING


WARRANT HOLDER                NUMBER OF WARRANTS
MJJ Management Group Corp.               200,000
Steve Altman                              50,000
Kenneth S. Grossman                       25,000
Edward S. Gutman                          50,000
Hudson Investment Partners                25,000
Augustus La Rocca and
Joseph La Rocca                          250,000
Joel Stuart                               50,000
George Szakacs                           100,000
J.P. Carey Securities Inc.               206,514
Gerald Yellin                             50,000
Augustus La Rocca
and Joseph La Rocca                      114,284
Greenwood Partners LP                    399,994
GMG & Associates Inc.                     57,142
Silverman Partners LP                    399,994
Edward S. Gutman                         257,138
The Gutman Family                         57,142
HRG Trust                                 57,142
Stuart Orsher                             28,570
Robert Gutman                             57,140
Mel Paikoff                               57,142
Mark D. Greenberg                         57,142
Randy Frankel and Barbara Frankel        114,284
Stuart Sternberg                          57,142

Penelope A. Collins                       57,140
Paul L. Karp                              57,142
Nicholas D. Ponzio Jr.                    57,142
TOTAL                                  2,892,194
TOTAL WARRANTS AND OPTIONS             4,822,194
OUTSTANDING

THE COMPANY:

EUROWEB INTERNATIONAL CORP.




By:___________________________________
     Name:
     Title


THE SUBSCRIBER:

KPN TELECOM B.V.



By:___________________________________
     Name:
     Title





















::ODMA\PCDOCS\CO\688111\1